As filed with the Securities and Exchange Commission on December 4, 2024

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SEABRIDGE GOLD INC.

(Exact name of Registrant as specified in its charter)

Canada	1040	Not applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS. Employer Identification Number)

106 Front Street East

Toronto, Ontario

Canada M5A 1E1

(416) 367-9292
(Address and telephone number of Registrant’s principal executive offices)

Corporation Service Company

1180 Sixth Avenue 251 Little Falls Drive

Wilmington, DE 19808, 800-927-9800
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

The Commission is requested to send copies of all communications to:

C. Bruce Scott	Doug Seppala	Guy P. Lander
Seabridge Gold Inc.	DuMoulin Black LLP	Carter Ledyard & Milburn LLP
106 Front Street East	595 Howe Street, 10th Floor	28 Liberty Street
Toronto, Ontario	Vancouver, British Columbia	New York, New York
M5A 1E1	V6C 2T5	10005
(416) 367-9292	(604) 687-1224	(212) 238-8619

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☑ at some future date (check appropriate box below)

1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☑	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☑

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION, DATED [   ] [   ], 2024

PART I

INFORMATION REQUIRED TO BE DELIVERED

TO OFFEREES OR PURCHASERS

A copy of this preliminary short form base shelf prospectus has been filed with the securities regulatory authorities in the provinces of Ontario, Alberta, British Columbia, Manitoba, Saskatchewan, Nova Scotia and in the Yukon but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form base shelf prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form base shelf prospectus is obtained from the securities regulatory authorities.

This preliminary short form base shelf prospectus has been filed under legislation in the provinces of Ontario, Alberta, British Columbia, Manitoba, Saskatchewan, Nova Scotia and in the Yukon that permits certain information about these securities to be determined after this Prospectus has become final and that permits the omission from this Prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities, provided that such delivery is not required where an exemption from such delivery requirements is available.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This preliminary short form base shelf prospectus constitutes a public offering of the securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this preliminary short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada and the United States Securities and Exchange Commission. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Vice President, Finance and Chief Financial Officer of Seabridge Gold Inc., at 106 Front Street East, Suite 400, Toronto, Ontario, Canada M5A 1E1, Telephone (416) 367-9292 and are also available electronically at www.sedarplus.ca and www.sec.gov/edgar.

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue	December 4, 2024

SEABRIDGE GOLD INC.

US$750 Million

COMMON SHARES

WARRANTS

UNITS

SUBSCRIPTION RECEIPTS

DEBT SECURITIES

Seabridge Gold Inc. (the “Company” or “Seabridge”) may offer for sale hereunder and issue, from time to time, in one or more series or issuances, (i) common shares in the capital of the Company (“Common Shares”), (ii) warrants to purchase Common Shares (“Warrants”), (iii) units comprising Common Shares and Warrants (“Units”), (iv) subscription receipts exercisable for Common Shares, Warrants or Units (“Subscription Receipts”), and (v) debt securities (“Debt Securities”, and together with the Common Shares, Warrants, Units and Subscription Receipts, the “Securities”) of the Company, with the total gross proceeds not to exceed US$750 million during the 25 month period that this short form base shelf prospectus (this “Prospectus”), including any amendments hereto, remains effective. The Securities may be offered hereunder in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement (“Prospectus Supplement”).

The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include the number of Securities offered, the offering price and any other specific terms.

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus to the extent required under applicable securities laws except in cases where an exemption from such delivery is available. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

This Prospectus, when made final, will be effective for a period of 25 months and will replace our final short form base shelf prospectus dated December 23, 2022 (the “2022 Prospectus”). Once a final receipt is obtained for this Prospectus from the securities regulatory authorities, no further offerings will be conducted under the 2022 Prospectus.

An investment in the Securities involves a high degree of risk. You should carefully read the “Risk Factors” section in this Prospectus, including any “Risk Factors” incorporated by reference herein.

This offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada (“MJDS”), to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors in the United States should be aware that such requirements are different from those of the United States. Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board, (“IFRS”) and may not be comparable to financial statements of United States companies. Such annual financial statements are subject to audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and the United States Securities and Exchange Commission (“SEC”) independence standards.

Prospective investors should be aware that the acquisition and disposition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States are not described fully herein. Prospective investors should read the tax discussion contained in any applicable Prospectus Supplement with respect to a particular offering of the securities. See “Certain Income Tax Considerations” in this Prospectus.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Registrant is incorporated or organized under the laws of a foreign country, that some or all of its officers and directors may be residents of a foreign country, that some or all of the underwriters or experts named in the registration statement may be residents of a foreign country, and that all or a substantial portion of the assets of the Registrant and said persons may be located outside the United States. See “Enforceability of Civil Liabilities.”

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SEC OR THE COMMISSIONS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus constitutes a public offering of Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell the Securities. Seabridge may offer and sell Securities to, or through, underwriters or dealers and also may offer and sell Securities directly to other purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws. The Prospectus Supplement relating to each issue of Securities offered thereby will set forth the names of any underwriters, dealers or agents involved in the offering and sale of the Securities, if any, and will set forth the terms of the offering of the Securities, the method of distribution of Securities, including, to the extent applicable, the proceeds to the Company and any fees, discounts or any other compensation payable to underwriters, dealers or agents, if any, and any other material terms of the plan of distribution.

No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

Securities may be sold from time to time in one or more transactions at a fixed price or prices, which may be changed, or at non-fixed prices. If offered on a non-fixed price basis, Securities may be offered at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices to be negotiated with purchasers at the time of sale, including sales in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102 – Shelf Distributions (“NI 44-102”), including sales made directly on the Toronto Stock Exchange (“TSX”) or the New York Stock Exchange (“NYSE”) or other existing trading markets for the Securities, which prices may vary as between purchasers and during the period of distribution of the Securities, as set forth in an accompanying Prospectus Supplement. You should read this Prospectus and any applicable Prospectus Supplement carefully before you invest in the Securities.

No underwriter or dealer involved in an “at-the-market distribution” under this Prospectus, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer will over-allot securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities.

In connection with any offering of Securities, except for an “at-the-market distribution” under this Prospectus or as set out in a Prospectus Supplement relating to a particular offering of Securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

The Company’s head office is at 106 Front Street East, Suite 400, Toronto, Ontario, Canada, M5A 1E1 and its registered office is at 1111 West Hastings Street, 15th Floor, Vancouver, BC V6E 2J3.

CERTIFICATE OF THE COMPANY

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this Prospectus or any Prospectus Supplement. Seabridge has not authorized anyone to provide you with different information. Seabridge is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should bear in mind that the information contained in this Prospectus and any Prospectus Supplement is accurate as of the date on the front of such documents and that information contained in any document incorporated by reference is accurate only as of the date of that document. Such information may also be amended, supplemented or updated by the subsequent filing of additional documents deemed by law to be or otherwise incorporated by reference into this Prospectus and by any subsequently filed prospectus amendments.

This Prospectus provides a general description of the securities that the Company may offer. Each time the Company sells securities under this Prospectus, it will provide you with a Prospectus Supplement that will contain specific information about the terms of that offering to the extent required under applicable securities laws except in cases where an exemption from such delivery is available. A Prospectus Supplement may also add, update or change information contained in this Prospectus. Before investing in any securities, you should read both this Prospectus and any applicable Prospectus Supplement together with additional information described below under “Documents Incorporated by Reference”.

This Prospectus is part of a registration statement on Form F-10 relating to the Securities that the Company filed with the United States Securities and Exchange Commission. This Prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. If you are a U.S. resident or are otherwise subject to United States securities laws, you should refer to the registration statement and the exhibits to the registration statement for further information.

Unless the context otherwise requires, references in this Prospectus and any Prospectus Supplement to “Seabridge” or the “Company” includes Seabridge Gold Inc. and each of its subsidiaries.

CAUTIONARY NOTE TO UNITED STATES INVESTORS ABOUT MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES

This Prospectus and the documents incorporated by reference herein have been prepared in accordance with Canadian standards for the reporting of mineral resource and mineral reserve estimates, which differ from the previous and current standards of the United States securities laws. In particular, and without limiting the generality of the foregoing, the terms “mineral reserve”, “proven mineral reserve”, “probable mineral reserve”, “inferred mineral resources,”, “indicated mineral resources,” “measured mineral resources” and “mineral resources” used or referenced in this Prospectus and the documents incorporated by reference herein are Canadian mineral disclosure terms as defined in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) – CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (the “CIM Definition Standards”).

For United States reporting purposes, the SEC has adopted amendments to its disclosure rules (the “SEC Modernization Rules”) to modernize the mining property disclosure requirements for issuers whose securities are registered with the SEC under the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). The SEC Modernization Rules more closely align the SEC’s disclosure requirements and policies for mining properties with current industry and global regulatory practices and standards, including NI 43-101, and replace the historical property disclosure requirements for mining registrants that were included in Industry Guide 7 under the U.S. Securities Act. As a foreign private issuer that is eligible to file reports with the SEC pursuant to the MJDS, the Company is not required to provide disclosure on its mineral properties under the SEC Modernization Rules and provides disclosure under NI 43-101 and the CIM Definition Standards. Accordingly, mineral reserve and mineral resource information contained or incorporated by reference herein may not be comparable to similar information disclosed by United States companies.

As a result of the adoption of the SEC Modernization Rules, the SEC now recognizes estimates of “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources.” In addition, the SEC has amended its definitions of “proven mineral reserves” and “probable mineral reserves” to be “substantially similar” to the corresponding CIM Definition Standards that are required under NI 43-101. While the above terms are “substantially similar” to CIM Definitions, there are differences in the definitions under the SEC Modernization Rules and the CIM Definition Standards. Accordingly, there is no assurance any mineral reserves or mineral resources that the Company may report as “proven mineral reserves”, “probable mineral reserves”, “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” under NI 43-101 would be the same had the Company prepared the reserve or resource estimates under the standards adopted under the SEC Modernization Rules.

NOTICE REGARDING PRESENTATION OF FINANCIAL INFORMATION

The financial statements incorporated by reference in this Prospectus and any Prospectus Supplement, and the selected consolidated financial data derived therefrom included in this Prospectus and any Prospectus Supplement, are presented in Canadian dollars. Unless stated otherwise or the context otherwise requires, in this Prospectus and any Prospectus Supplement, references to “CDN$” or “$” are to Canadian dollars and references to “US$” are to United States dollars. See “Currency Presentation and Exchange Rate Information”.

The annual financial statements incorporated by reference in this Prospectus and any Prospectus Supplement, and the selected consolidated financial data derived therefrom included in this Prospectus and any Prospectus Supplement, have been prepared in accordance with IFRS, and the interim financial statements, incorporated by reference in this Prospectus and any Prospectus Supplement, and the selected consolidated financial data derived therefrom included in this Prospectus and any Prospectus Supplement have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting. IFRS differs in some material respects from U.S. GAAP and so these financial statements may not be comparable to the financial statements of U.S. companies that report in accordance with U.S. GAAP. As a result, certain financial information included or incorporated in the Prospectus may not be comparable to financial information prepared by companies in the U.S.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and any Prospectus Supplement, and the documents incorporated by reference into this Prospectus and any Prospectus Supplement, contain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and forward-looking information within the meaning of Canadian securities laws concerning future events or future performance with respect to the Company’s projects, business approach and plans, including production, capital, operating and cash flow estimates, business transactions such as the potential sale or joint venture of the Company’s KSM Project and Courageous Lake Project (each as defined herein) and the acquisition or disposition of interests in mineral properties; requirements for additional capital; the estimation of mineral resources and reserves; and the timing of completion and success of exploration and advancement activities, community relations, required regulatory and third party consents, permitting and related programs in relation to the KSM Project, Iskut Project, Snowstorm Project, 3 Aces Project and Courageous Lake Project. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives or future events or performance (often, but not always, using words or phrases such as “expects”, “anticipates”, “believes”, “plans”, “projects”, “estimates”, “intends”, “strategy”, “goals”, “objectives” or variations thereof or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be forward-looking statements and forward-looking information (collectively referred to in the following information simply as “forward-looking statements”). In addition, statements concerning mineral resource and reserve estimates constitute forward-looking statements to the extent that they involve estimates of the mineralization expected to be encountered if a mineral property is developed and, in the case of reserves, the economics of a proposed mining operation.

Forward-looking statements are necessarily based on estimates and assumptions made by the Company in light of its experience and perception of historical trends, current conditions and expected future developments. In making the forward-looking statements in this Prospectus and any Prospectus Supplement the Company has applied several material assumptions including, but not limited to, the assumption that: (1) market fundamentals will result in sustained demand and prices for gold and copper, and to a much lesser degree, silver and molybdenum; (2) the potential for production at its mineral projects will continue operationally, legally and economically; (3) any additional financing needed will be available on reasonable terms; (4) estimated mineral resources and reserves at the Company’s projects have merit and there is continuity of mineralization as reflected in such estimates; and (5) the Company will receive and maintain all required regulatory approvals required in respect of its projects and this Prospectus.

Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

●	the Company’s history of net losses and negative cash flows from operations and expectation of future losses and negative cash flows from operations;

●	risks related to the Company’s ability to continue its exploration activities and future advancement activities, and to continue to maintain corporate office support of these activities, which are dependent on the Company’s ability to enter into joint ventures, to sell property interests or to obtain suitable financing;

●	the Company’s indebtedness requires payment of quarterly interest and, in certain circumstances, may require repayment of principal and the Company’s principal sources for funds for such payments or repayment are capital markets and asset sales, although payment in shares of the Company is possible, but only in part with respect to repayment of principal;

●	risks related to fluctuations in the market price of gold, copper and other metals;

●	uncertainty of whether the reserves estimated on the Company’s mineral properties will be brought into production;

●	risks related to unsettled First Nations rights and title and settled Treaty Nations’ rights and uncertainties relating to the implementation of the concepts in the United Nations Declaration on the Rights of Indigenous Peoples in Canadian jurisdictions;

●	risks related to obtaining and maintaining all necessary permits and governmental approvals, or extensions or renewals thereof, for exploration and development activities, including in respect of environmental regulation and the KSM environmental assessment certificate;

●	the possible inability to advance with project activities in a timely manner or at all if such permits or approvals are not obtained or if a non-compliance event leads to further restrictions or loss of permits or approvals;

●	uncertainties relating to the assumptions underlying the Company’s reserve and resource estimates;

●	uncertainty of estimates of capital costs, operating costs, production and economic returns;

●	risks relating to the commencement of site access and early site preparation construction activities at the KSM Project;

●	risks related to commercially producing precious metals and copper from the Company’s mineral properties;

●	risks related to fluctuations in foreign exchange rates;

●	mining, exploration and development risks that could result in damage to mineral properties, plant and equipment, personal injury, environmental damage and delays in mining, which may be uninsurable or not insurable in adequate amounts;

●	uncertainty related to title to the Company’s mineral properties and rights of access over or through lands subject to third party rights, interests and mineral tenures;

●	risks related to increases in demand for exploration, development and construction services equipment, and related cost increases following metals price increases;

●	increased competition in the mining industry;

●	regulatory initiatives and ongoing concerns regarding carbon emissions and the impacts of measures taken to induce or mandate lower carbon emissions on the ability to secure permits, finance projects and generate profitability at a project;

●	the Company’s current and proposed operations are subject to risks relating to climate and climate change that may adversely impact its ability to conduct operations, increase operating costs, delay execution or reduce profitability of a future mining operation;

●	the Company’s reliance on key personnel and the need to attract and retain qualified management and personnel;

●	risks associated with the use of information technology systems and cybersecurity;

●	risks related to some of the Company’s directors’ and officers’ involvement with other natural resource companies;

●	the Company’s classification as a “passive foreign investment company” under the United States tax code;

●	uncertainty surrounding an audit by the Canada Revenue Agency of the Company’s refund claim in respect of the British Columbia Mining Exploration Tax Credit; and

●	uncertainty surrounding an audit by the Canada Revenue Agency of the Company’s 2014 to 2016 inclusive Canadian exploration expenses, which were renounced to investors in flow-through shares in respect of the 2013 to 2015 tax years.

This list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements. Forward-looking statements are statements about the future and are inherently uncertain, and actual achievements of the Company or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, those referred to in this Prospectus under the heading “Risk Factors”, elsewhere in this Prospectus and in documents incorporated by reference herein. In addition, although the Company has attempted to identify important factors that could cause actual achievements, events or conditions to differ materially from those identified in the forward-looking statements, there may be other factors that cause achievements, events or conditions not to be as anticipated, estimated or intended. Many of the foregoing factors are beyond the Company’s ability to control or predict. It is also noted that while the Company engages in exploration and advancement of its properties, including site work in preparation for feasibility study work or early construction work, it will not undertake production activities by itself.

These forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made and the Company does not assume any obligation to update forward-looking statements, except as required by applicable securities laws, if circumstances or management’s beliefs, expectations or opinions should change. For the reasons set forth above, forward-looking statements are inherently unreliable, and investors should not place undue reliance on forward-looking statements.

The forward-looking statements contained in this Prospectus and the documents incorporated by reference herein and therein are qualified by the foregoing cautionary statements.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

The financial statements incorporated by reference in this Prospectus, and the selected consolidated financial data derived therefrom included in this Prospectus, are presented in Canadian dollars. In this Prospectus, references to “CDN$” or “$” are to Canadian dollars and references to “US$” are to United States dollars. On December 3, 2024, the daily noon average rate as reported by the Bank of Canada for the conversion of one Canadian dollar into United States dollars was CDN$1.00 equals US$0.7114. The Canadian dollar/U.S. dollar exchange rate has varied significantly over the last several years.

DOCUMENTS INCORPORATED BY REFERENCE

Under the multi-jurisdictional disclosure system adopted by Canada and the United States, information has been incorporated by reference in this Prospectus from documents filed by the Company with securities commissions or similar authorities in Ontario, British Columbia, Alberta, Manitoba Saskatchewan, Nova Scotia and the Yukon (the “Commissions”) and filed with the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Vice President, Finance and Chief Financial Officer of Seabridge at 106 Front Street East, Suite 400, Toronto, Ontario, Canada M5A 1E1, Telephone (416) 367-9292 and are also available electronically on SEDAR+, which can be accessed electronically at www.sedarplus.ca, and on EDGAR, which can be accessed electronically at www.sec.gov/edgar.

The following documents of the Company, which have been filed with the Commissions, and filed with the SEC, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

a.	the annual information form of the Company dated March 27, 2024 for the year ended December 31, 2023 and filed on SEDAR+ on March 27, 2024 under National Instrument 51-102 (the “AIF”) (incorporated by reference to Exhibit 99.1 of registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2023, filed with the SEC on March 29, 2024) (File No. 001-32135);

b.	the audited consolidated financial statements of the Company as at and for the years ended December 31, 2023 and 2022, together with the notes thereto and the auditors’ reports thereon and related management’s discussion and analysis, filed on SEDAR+ on March 27, 2024 (incorporated by reference to Exhibit 99.2 and Exhibit 99.3 of registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2021, filed with the SEC on March 29, 2024) (File No. 001-32135);

c.	the unaudited interim condensed consolidated financial statements of the Company as at September 30, 2024 and for the three and nine months ended September 30, 2024, together with the notes thereto and related management’s discussion and analysis, filed on SEDAR+ on November 13, 2024 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K containing such document, filed with the SEC on November 14, 2024) (File No. 001-32135);

d.	the management information circular of the Company dated May 13, 2024 prepared in connection with the Company’s annual meeting of shareholders held on June 27, 2024, filed on SEDAR+ on May 28, 2024 (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K containing such document, filed with the SEC on May 29, 2024) (File No. 001-32135); and

e.	the material change report dated July 29, 2024 in respect of Seabridge’s wholly owned subsidiary, KSM Mining ULC receiving a “substantially started” designation from the BC Government for its 100% owned KSM Project.

However, these documents are not incorporated by reference to the extent their contents are modified or superseded by a statement contained in this Prospectus or in any other subsequently filed document that is also incorporated by reference in this Prospectus. To the extent that any document or information incorporated by reference into this Prospectus is included in a report that is filed with the SEC pursuant to the U.S. Exchange Act, such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement (in the case of a report on Form 6-K, if and to the extent expressly provided in such report).

Any material change reports (excluding confidential material change reports), any interim and annual consolidated financial statements and related management’s discussion and analysis, proxy circulars (excluding those portions that, pursuant to NI 44-101, are not required to be incorporated by reference herein), any business acquisition reports, and any other disclosure documents required to be filed pursuant to an undertaking to a provincial or territorial securities regulatory authority that are filed by the Company with various securities commissions or similar authorities in Canada after the date of this Prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference in this Prospectus.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

References to the Company’s website in any documents that are incorporated by reference into this Prospectus do not incorporate by reference the information on such website into this Prospectus, and the Company disclaims any such incorporation by reference.

A Prospectus Supplement containing the specific terms of an offering of securities, disclosure of earnings coverage ratios, if applicable, and other information relating to the securities, will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement only for the purpose of the offering of the securities covered by that Prospectus Supplement.

Any “template version” of any “marketing materials” (as such terms are defined in National Instrument 41-101 – General Prospectus Requirements (“NI 41-101”)) pertaining to a distribution of securities will be filed under the Company’s corporate profile on SEDAR+ at www.sedarplus.ca. In the event that such marketing materials are filed subsequent to the date of filing of the applicable Prospectus Supplement pertaining to the distribution of the securities to which such marketing materials relates and prior to the termination of such distribution, such filed versions of the marketing materials will be deemed to be incorporated by reference into the Prospectus for purposes of future offers and sales of securities hereunder.

Upon a new annual information form and the related audited annual financial statements and management’s discussion and analysis being filed by the Company with, and, where required, accepted by, the applicable securities commissions or similar regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous audited annual financial statements and related management’s discussion and analysis, and all interim financial statements and related management’s discussion and analysis, material change reports and business acquisition reports filed prior to the commencement of the Company’s financial year in which the new annual information form and the related annual financial statements and management’s discussion and analysis are filed shall be deemed no longer to be incorporated into this Prospectus for purposes of further offers and sales of securities hereunder. Upon new interim financial statements and related management’s discussion and analysis being filed by us with the applicable securities commissions or similar regulatory authorities during the currency of this Prospectus, all interim financial statements and related management’s discussion and analysis filed prior to the new interim consolidated financial statements and related management’s discussion and analysis shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of securities hereunder. Upon a new information circular relating to an annual general meeting of holders of Common Shares of the Company being filed by us with the applicable securities commissions or similar regulatory authorities during the currency of this Prospectus, the information circular for the preceding annual general meeting of holders of Common Shares shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of securities hereunder.

THE COMPANY

The following description of the Company and its business is derived from selected information about the Company contained in the documents incorporated by reference into this Prospectus. This description does not contain all of the information about the Company and its properties and business that you should consider before investing in the Common Shares. You should carefully read the entire Prospectus and any applicable Prospectus Supplement, including the section entitled “Risk Factors”, as well as the documents incorporated by reference into this Prospectus and the applicable Prospectus Supplement, before making an investment decision.

Corporate Information

Seabridge is a gold resource company whose principal property is the KSM project (for Kerr-Sulphurets-Mitchell) located in Northwestern British Columbia, Canada (the “KSM Project”). It also owns the Courageous Lake project located in the Northwest Territories, Canada (the “Courageous Lake Project”), amongst other mineral properties. The Company exists under the Canada Business Corporations Act.

The Company presently has twelve wholly-owned subsidiaries: KSM Mining ULC (“KSMCo”), Seabridge Gold (KSM) Inc., SnipGold Corp., Hattrick Resources Corp. (“Hattrick”) and Tuksi Mining & Development Company Ltd. (“Tuksi”), companies incorporated under the laws of British Columbia, Canada; Seabridge Gold (NWT) Inc., a company incorporated under the laws of the Northwest Territories of Canada; Seabridge Gold (Yukon) Inc., a company incorporated under the laws of Yukon; Seabridge Gold Corporation, Pacific Intermountain Gold, Corporation, 5555 Gold Inc. and 5555 Silver Inc., each Nevada Corporations; and Snowstorm Exploration LLC, a Delaware limited liability corporation. The following diagram illustrates the inter-corporate relationship between the Company, its active subsidiaries and its projects as of December 31, 2023.

Notes:

1.	Certain of the Company’s subsidiaries have been omitted from the chart as they own no mineral property and are inactive.

2.	SnipGold, through Hattrick, owns 95% of 12 of the claims covering an area of approximately 4,339 ha. The Snip North zone is located approximately 50% within claims owned 100% by SnipGold and 50% within claims in which SnipGold’s ownership interest is 95%. The Bronson Slope and Quartz Rise areas of the Iskut Project are 100% owned by SnipGold.

3.	The Company has entered into an option agreement under which a 100% interest in the Quartz Mountain Project may be acquired by a third party.

Summary Description of Business

The Company owns 7 properties, 4 of which have gold resources, and it has one material property: the KSM Project. Today, the KSM Project hosts the largest publicly disclosed undeveloped gold resource in the world, with measured and indicated gold resources totaling more than 88 million ounces (5.419 billion tonnes at 0.51 g/t). The Company’s exploration success at KSM has also defined a world class copper and silver deposit containing 19.6 billion pounds of copper and 417.2 million ounces of silver in the measured and indicated resource categories (5.419 billion tonnes at 0.16% copper and 2.4 g/t silver). These resource estimates have an effective date of March 31, 2022 for the Mitchell and East Mitchell deposits, December 31, 2019 for the Sulphurets deposit and January 10, 2024 in respect of the Kerr and Iron Cap deposits. More detailed information in respect of this resource estimate is set forth in the AIF. The combined gold, copper and silver, resources constitute a significant economic opportunity, and environmental assessment approvals and certain permits are in place to permit the Company to advance early construction.

The Company holds a 100% interest in each of its properties, other than a portion of the Snip North zone to the north of the Iskut Project in which it owns a 95% interest. The Quartz Mountain project is subject to an option agreement under which the optionee may acquire a 100% interest in such project.

In July 2024, KSMCo received its “substantially started” designation from the BC Government for the KSM Project. This designation affirms the validity of the BC Environmental Assessment Certificate (“EAC”). Under the B.C. Environmental Assessment Act, a project’s EAC expires if the project has not been substantially started by the deadline specified in its EAC. However, the B.C. Minister of Environment and Climate Change Strategy (the “Minister”) may determine that a project has been “substantially started” before the deadline, in which case the EAC is no longer subject to expiry. KSMCo’s EAC deadline was July 29, 2026.

On November 22, 2024 Tsetsaut Skii km Lax Ha (“TSKLH”) filed a Petition (the “First Petition”) in the British Columbia Supreme Court seeking an order quashing the “substantially started” determination (the “SSD”) by the Minister. TSKLH is an Indigenous group claiming an extensive traditional territory in northwest British Columbia, including the area of the KSM Project. On November 29, 2024 SkeenaWild Conservation Trust (“SCT”) and Southeast Alaska Indigenous Transboundary Commission (“SEITC”) filed a Petition (the “Second Petition”, and together with the First Petition, the “Petitions”) in the British Columbia Supreme Court seeking an order quashing the SSD. (See “Risk Factors – Risks Relating to the Company”. Since the Second Petition is seeking to quash the SSD on the grounds that it is unreasonable and one of the grounds on which the First Petition is seeking to quash the SSD is that it is unreasonable, the two Petitions are expected to be heard together in a single court proceeding. The SSD is unaffected by the filing of the Petitions and will remain in place if the Minister successfully defends the SSD. Even if TSKLH or SCT and SEITC (collectively, the “Petitioners”) are successful, a typical order in these circumstances would require a resumption of the “substantially started” determination process, either to expand consultation of TSKLH or reconsider the reasons for the Minister’s determination, and then a fresh determination would be issued (which may or may not reaffirm the SSD).

The Company has spent over $1 billion since acquiring the KSM Project in 2001, of which in excess of $800 million has been spent to advance the project after the issuance of the EAC in July 2014.

Further information regarding the business of the Company, its operations and its mineral properties can be found in the; materials incorporated by reference into this Prospectus including the following sections of the AIF: “Corporate Structure” and “Description of the Issuer’s Business”. See “Documents Incorporated by Reference”.

RISK FACTORS

Investing in the Common Shares is speculative and involves a high degree of risk due to the nature of the Company’s business and the present stage of exploration and development of its mineral properties. The principal risk factors to which the Company’s business and its Common Shares are subject are presented in detail in the AIF. The following is an abbreviated list of risk factors. The principal risk factors, as well as risks currently unknown to the Company, could materially adversely affect the Company’s future business, operations and financial condition and could cause them to differ materially from the estimates described in forward-looking statements relating to the Company, or its business, property or financial results, each of which could cause investors to lose part or all of their investment. Before deciding to invest in any Common Shares, investors should carefully consider the risks included herein and incorporated by reference in this Prospectus and those described in any Prospectus Supplement.

Risks Relating to the Common Shares

The market for the Common Shares has been subject to volume and price volatility which could negatively affect a shareholder’s ability to buy or sell the Common Shares.

The market for the Common Shares may be highly volatile for reasons both related to the performance of the Company or events pertaining to the industry (i.e., mineral price fluctuation, high production costs) as well as factors unrelated to the Company or its industry. In particular, the price for gold, which was over US$1,900 per ounce in 2011, was below US$1,100 per ounce at the beginning of 2016, rose to over US$2,060 in August 2020 and again in March 2022, traded below US$1,630 in October 2022 and in October 2024 traded over US$2,775/oz. In addition, market demand for products incorporating minerals fluctuates from one business cycle to the next, resulting in a change of demand for the mineral and a corresponding change in the price for the mineral. The Common Shares can be expected to be subject to volatility in both price and volume arising from market expectations, announcements and press releases regarding the Company’s business, and changes in estimates and evaluations by securities analysts or other events or factors. In some years the securities markets in the United States and Canada have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly small-capitalization companies such as the Company, have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, the Common Shares can also be expected to be subject to volatility resulting from market forces over which the Company will have no control. Further, despite the existence of markets for trading the Common Shares in Canada and the United States, shareholders of the Company may be unable to sell significant quantities of Common Shares in the public trading markets without a significant reduction in the price of the Common Shares.

The Common shares are publicly traded and are subject to various factors that have historically made the Common share price volatile.

The market price of the Common shares has been, and may continue to be, subject to large fluctuations, which may result in losses to investors. The market price of the Common shares may increase or decrease in response to a number of events and factors, including: the Company’s operating performance and the performance of competitors and other similar companies; volatility in metal prices, particularly gold; the public’s reaction to the Company’s press releases, material change reports, other public announcements and the Company’s filings with the various securities regulatory authorities; changes in recommendations or price targets by research analysts who track the Common shares or the shares of other companies in the resource sector; changes in general economic and/or political conditions; the number of Common shares to be publicly traded after an offering of Common shares; the arrival or departure of key personnel; and acquisitions, strategic alliances or joint ventures involving the Company or its competitors. The Company has a high number of gold resource ounces per outstanding share relative to its competitors, which may lead to greater price fluctuations in the price of the Company’s Common shares relative to its competitors when the price of gold fluctuates.

The market price of the Common shares is affected by many other variables that are not directly related to the Company’s success and are, therefore, not within its control, including other developments that affect the market for all resource sector securities, the breadth of the public market for the Common shares and the attractiveness of alternative investments. The effect of these and other factors on the market price of the Common shares on the exchanges on which they trade has historically made the trading price of the Common shares volatile and suggests that the trading price of the Common shares will continue to be volatile in the future.

Risks Relating to the Company

The Company has a history of net losses and negative cash flows from operations and expects losses and negative cash flows from operations to continue for the foreseeable future.

The Company has a history of net losses and negative cash flows from operations and the Company expects to incur net losses and negative cash flows from operations for the foreseeable future. As of December 31, 2023, the Company’s deficit totaled approximately $187 million. None of the Company’s properties has advanced to the production stage and the Company has no history of earnings or positive cash flow from operations.

The Company expects to continue to incur net losses unless and until such time as one or more of its projects enters into commercial production and generates sufficient revenues to fund continuing operations or until such time as the Company is able to offset its expenses against the sale of one or more of its projects, if applicable. The development of the Company’s projects to achieve production will require the commitment of substantial financial resources. The amount and timing of expenditures in any year on any project will depend on a number of factors, including the availability of financing to fund expenditures, the progress of ongoing exploration and development, the results of consultant analysis and recommendations, and the execution of any sale or joint venture agreements with strategic partners, some of which are beyond the Company’s control. Therefore the level of expenditures to be incurred in any year may differ significantly from the level of expenditures in the previous year. There is no assurance that the Company will be able to generate positive cash flows from operations in the future.

The Company has discretion concerning the use of cash resources, including the net proceeds of an offering under a prospectus supplement, as well as the timing of expenditures.

The Company has discretion concerning the application of cash resources and the timing of expenditures and shareholders may not agree with the manner in which the Company elects to allocate and spend cash resources. The results and the effectiveness of the application of cash resources are uncertain. The failure by the Company to apply cash resources effectively could have a material adverse effect on the business of the Company. Management of the Company will have discretion with respect to the use of the net proceeds from an offering and investors will be relying on the judgment of management regarding the application of these proceeds. Management of the Company could spend most of the net proceeds from an offering in ways that the Company’s security holders may not desire or that do not yield a favourable return. Prospective investors will not have the opportunity, as part of their investment in the Common Shares, to influence the manner in which the net proceeds of an offering are used. At the date of this Prospectus, the Company intends to use the net proceeds from an offering as indicated in the discussion under “Use of Proceeds”. However, the Company’s needs may change as the business of the Company evolves and the Company may have to allocate the net proceeds differently than as indicated in the discussion under “Use of Proceeds”. As a result, the proceeds that the Company receives in an offering may be used in a manner significantly different from the Company’s current expectations.

The Company’s indebtedness requires quarterly interest payments, a lump sum deferred interest payment at the end of 2025 and may require repayment in full, which may adversely affect its cash flow and ability to advance its business and necessitate dilutive financing or asset sales.

The Company has indebtedness arising from its sale of the US$225,000,000 Secured Note on March 24, 2022 (the “2022 Note”) and of the US$150,000,000 Secured Note on June 29, 2023 (the “2023 Note”). As a result of this indebtedness, the Company is required to make:

●	quarterly interest payments of approximately US$3.66 million to the holder of the 2022 Note;

●	starting on September 30, 2025, quarterly interest payments of approximately US$2.438 million to the holder of the 2023 Note; and

●	a deferred interest payment of US$21,500,000 (the “Deferred Interest”) on December 29, 2025, representing compound interest accrued on the 2023 Note for the period from June 29, 2023 to June 29, 2025 (unless it elects to increase the size of the NSR payable to Sprott as described below).

The Company may issue common shares or raise money in the capital markets to fund its debt service costs, both of which would be dilutive to shareholders.

Although the terms of the 2022 Note and the 2023 Note (together, the “Secured Notes”) are intended to result in all of the principal amount of the Secured Notes being used on maturity to purchase, by way of offset, royalties on metals produced from the KSM Project, in certain circumstances the holder of the Secured Notes may require the Company to repay the principal amount of each of the Secured Notes. One such circumstance is that, if project financing to develop, construct and place the KSM Project into commercial production (“Construction Financing”) is not in place by March 24, 2027, the holder can put the 2022 Note back to KSMCo for US$232.5 million plus accrued and unpaid interest and the holder can put the 2023 back to KSMCo for US$155 million plus accrued and unpaid interest (or US$180 million if the Company elects to increase the NSR instead of paying the Deferred Interest) (collectively, the “Financing Puts”). Another circumstance is if one of the Petitions is successful, the SSD is reversed and the EAC expires, the holder can put the 2022 Note back to KSMCo for US$247.5 million plus accrued and unpaid interest and the holder can put the 2023 back to KSMCo for US$165 million plus accrued and unpaid interest (or US$186.5 million if the Company elects to increase the NSR which the holder acquires on repayment of the principal instead of paying the Deferred Interest) (collectively, the “EAC Puts”). KSMCo is able to make interest payments and to pay the amounts due on exercise of the Financing Puts or the EAC Puts in cash or by having the Company issue Common Shares, at KSMCo’s option, but subject to a limitation on the receiving person’s share ownership not exceeding 9.9% of the outstanding Common Shares. As a result of this limitation, the amount the Company may be able to pay in Common Shares to repay principal is likely to be a fraction of the aggregate amount due.

Based on the Company’s estimates of the time it will take to complete the steps required to have Construction Financing in place, including completion of a full bankable feasibility study, the Company believes it is probable that Construction Financing will not be in place by March 24, 2027. Should Construction Financing not be in place by March 24, 2027, the holder will be entitled to exercise the Financing Puts commencing on March 25, 2027. The Financing Puts expire once Construction Financing is in place. If the holder exercises the Financing Puts, the holder’s obligation and right to purchase the respective royalties under each Secured Note terminates. If the Financing Puts become exercisable, the holder is then faced with the decision of whether to:

a.	exercise the Financing Puts and demand payment of the respective amounts payable but lose its rights to acquire the Silver Royalty (defined below) and the Sprott NSR (defined below), or

b.	to retain its rights to acquire the Silver Royalty and the Sprott NSR.

The risk of the holder exercising the Financing Puts is, therefore, likely to depend on the extent of the progress the Company has made towards getting the Construction Financing in place and the degree to which the prices of gold, copper and silver exceed the prices of those metals anticipated by the holder of the Secured Notes during the period the Financing Puts may be exercisable. Should the Financing Puts be exercised, the Company will have to raise the funds needed to repay these principal amounts and interest in capital markets, but may also be able to satisfy a portion of the amounts due by issuing Common shares to the holder or by selling assets (including, depending on market conditions, selling a new royalty on the project). If the EAC Puts become exercisable the analysis of the decision facing the holder would be the same.

The Company’s indebtedness could have adverse consequences for the Company, including: limiting its ability to obtain additional financing for working capital, capital expenditures, exploration and development, debt service requirements, acquisitions and general corporate or other purposes; restricting the Company’s flexibility and discretion to operate its business; and having to raise capital to pay interest or principal at unattractive prices or in poor financial markets; limiting its ability to adjust to changing market conditions; placing the Company at a competitive disadvantage compared to competitors that have less debt or greater financial resources; making the Company vulnerable in a downturn in general economic conditions; and preventing the Company’s ability to make expenditures that are important to its growth and strategies.

The ability of the Company to meet its debt service requirements may depend on its ability to raise capital in financial markets. There can be no assurance that the Company will be able to raise funds sufficient to pay amounts when due or to fund any other liquidity needs. If the Company is unable to meet the obligations to pay interest or principal due under the Secured Notes, the holder may exercise its rights under the security arrangements associated with the Secured Notes, which could result in a loss or substantial reduction in the value of the KSM Project or the Company’s interest in the KSM Project, the principal asset of the Company.

If the Company is unable to service its indebtedness or fulfil its other obligations under the Secured Notes, the Company may have to raise capital in ways that it might not otherwise choose, such as reducing or delaying expenditures, selling assets, restructuring or refinancing indebtedness or seeking equity capital in poor market conditions. The availability of capital is beyond the Company’s control and if market conditions result in insufficient capital being available in such circumstances Sprott may enforce its security for the Secured Notes. KSMCo’s obligations under the Secured Notes are secured by a charge over all of the assets of KSMCo and a limited recourse guarantee from the Company secured by a pledge of the shares of KSMCo. Enforcement could involve imposing bankruptcy or receivership proceedings on KSMCo or a sale of the shares of KSMCo owned by the Company.

The Company’s KSM Project was determined to be “substantially started” by the B.C. Minister of Environment and Climate Change Strategy but that determination has been challenged.

On November 22, 2024, TSKLH filed the First Petition against the Province of British Columbia and relevant Ministries (collectively, the “Province”) seeking judicial review of the SSD by the Minister. TSKLH is an Indigenous group claiming an extensive traditional territory in northwest British Columbia, including the area of the KSM Project, and it contests rights of the Nisga’a Nation and Tahltan Nation over the area of the eastern side of the KSM Project.

In the First Petition, TSKLH are seeking a declaration that the Province failed to fulfill its duty to consult TSKLH in respect of the SSD and an order quashing the SSD on the basis that the Province failed to fulfill its duty to consult, the Province failed to discharge its duty of procedural fairness and/or that the SSD was unreasonable. The TSKLH were provided Seabridge’s application for the SSD the day after it was submitted, were provided a draft of the Province’s Report to the SSD decision-maker and given a month to review it and made a detailed submission to the Province expressing its views on the Report. The Company does not have more details of the Province’s consultation with the TSKLH.

On November 29, 2024, SCT and SEITC filed the Second Petition against the Minister and the Company’s wholly-owned subsidiary (“KSMCo”) also seeking an order quashing the SSD on the basis that the SSD was unreasonable. SCT and SEITC are challenging the SSD as public interest advocates who claim no rights or property interests in the KSM Project area rather than as private litigants. Both SCT and SEITC have a history of vocal opposition to all mining projects within their regions. All three of the Petitioners made submissions to the Minister opposing the Company’s application for the SSD.

Seabridge has been advised that the Second Petition will be combined with the First Petition and heard together in court due to the same issues being raised. The Second Petition differs from the First Petition in some minor ways, including that the Second Petition names KSMCo as a respondent. In the hearing on both Petitions, to succeed on the basis that the SSD was unreasonable, the Petitioners have to establish that the Minister’s decision was unreasonable, not simply incorrect. The legislation leaves the Minister with a lot of discretion in making a “substantially started” determination, making the threshold of “unreasonable” even harder to meet.

The Company’s application for the “substantially started” designation set forth that KSMCo had completed or initiated construction of 94 of the 336 components of the KSM Project as described in its EAC and had spent $444 million on work in respect of such components. As part of the application review process, Seabridge also submitted letters from representatives of the three largest Indigenous peoples in the area of the KSM Project, the Nisga’a Lisims Government, the Tahltan Central Government and the Gitxsan Hereditary Chiefs Office, as well as the Village of Hazelton, the District of New Hazelton, the Town of Smithers, the District of Stewart, the City of Terrace and the Regional District of Kitimat-Stikine, all expressing strong support for a positive SSD. The Company is confident that there is ample evidence that the SSD was reasonable.

The SSD is unaffected by the Petitions and will remain in place if the Province successfully defends the SSD. Even if the Petitioners are successful, a typical order in these circumstances would require the Province to return to its “substantially started” determination process, either to expand consultation of TSKLH or reconsider the reasons for its determination, and then a fresh determination would be issued. There is a risk that, in a fresh determination, the Minister determines the KSM Project was not “substantially started”. If the SSD does not remain in place and is not reaffirmed or reissued, the EAC would not expire until July 29, 2026 and the Company could submit a new application for a “substantially started” determination and include in the application any additional work completed at the KSM Project not already considered in the initial application process. If the Company is unsuccessful in retaining or achieving its SSD by any of the processes described above as of July 29, 2026, the EAC would expire, the EAC Puts would become exercisable and advancement of the KSM Project would likely cease until a new EAC was obtained.

The Company has been advised that a final decision on the TSKLH Petition could take a year or more.

The Company believes it was a passive foreign investment company in 2023 which could have negative consequences for U.S. investors.

U.S. holders of the Common shares should be aware that the Company believes that for U.S. federal income tax purposes it was classified as a passive foreign investment company (“PFIC”) during the tax year ended December 31, 2023 and, based upon current business plans and financial expectations, it expects to be classified as a PFIC for the tax year ending December 31, 2024. Assuming the Company is a PFIC, then owners of the Common shares who are U.S. taxpayers generally will be required to treat any “excess distribution” received on their Common shares, or any gain realized upon a disposition of Common shares, as ordinary income and to pay an interest charge on a portion of such distribution or gain, unless the taxpayer makes a qualified electing fund (“QEF”) election or a mark-to-market election with respect to the Common shares. A U.S. taxpayer who makes a QEF election generally must report on a current basis its share of the Company’s net capital gain and ordinary earnings for any year in which the Company is classified as a PFIC, whether or not the Company distributes any amounts to its shareholders. U.S. investors should consult with their tax advisors for advice as to the U.S. tax consequences of an investment in the Common shares. For each tax year that the Company is a PFIC, it will make available the PFIC annual information statement as provided pursuant to Treasury Regulation Section 1.1295-1(g) on our website.

The Company has spent the proceeds of the issuance of flow-through shares on expenditures it believes to be Canadian exploration expenses (“CEE”) and renounced such expenditures to investors in flow-through shares, but the CRA has reduced the amounts of CEE renounced and reassessed investors. The Company is challenging the CRA’s conclusions but there is a risk that the Company may not be successful in challenging the CRA’s decision, thus having an adverse impact on the Company’s balance sheet.

The CRA has reduced the amount of expenditures renounced to subscribers of the flow-through shares as CEE by the Company in the three years ended December 31, 2016, December 31, 2015 and December 31, 2014, by approximately $19.6 million. The Company is challenging the CRA’s re-assessment vigorously and, if necessary, will proceed to litigation on the issue. The Company has recently finished a court hearing on the same interpretation issue that is at the heart of the Company’s challenge to CRA’s re-assessment of CEE renounced by the Company and is awaiting a decision. That decision could resolve the matters at issue in this challenge.

The Company has already effectively indemnified all reassessed investors by depositing funds with the CRA in the amount required by CRA’s reassessments. Although the Company believes it will ultimately prevail on the merits, if the Company is not successful in its challenge, the CRA won’t return the deposited funds and the Company will be required to write-off the associated amounts receivable. Even if the Company is successful, the Company may have difficulties collecting refunds made to the reassessed investors.

USE OF PROCEEDS

Unless otherwise specified in the Prospectus Supplement, the net proceeds of any offering of Securities under a Prospectus Supplement will be used for general corporate purposes, including funding future exploration and advancement work on the Company’s mineral properties and payment of interest on its debt. In its most recently completed financial year (as in most years) the Company had negative cash flow from operating activities. As the Company typically has no cash flow from operating activities, the allocation of net proceeds of an offering to general corporate purposes for the purpose of funding its operating activities involves using net proceeds of an offering to fund negative cash flow from operating activities in future periods. The portion of the Company’s expenditure on general corporate purposes from the net proceeds of any offering that is to be spent on operating activities will vary depending on the purposes of the Offering and will be set forth in greater detail in the Prospectus Supplement relating to that offering. For more information regarding risks related to the Company’s history of negative cash flow from operating activities, see “Risk Factors – Risks Relating to the Company”. More detailed information regarding the use of proceeds from a sale of Securities will be included in the applicable Prospectus Supplement.

All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the Company’s general funds, unless otherwise stated in the applicable Prospectus Supplement.

PRIOR SALES

Prior sales of Common Shares and securities convertible or exchangeable into Common Shares will be provided as required in a Prospectus Supplement with respect to the issuance of securities pursuant to such Prospectus Supplement.

TRADING PRICE AND VOLUME

The Common Shares are listed on the TSX under the symbol “SEA” and the NYSE under the symbol “SA”. The following table sets forth, for the 12 month period prior to the date of this Prospectus, details of the trading prices and volume on a monthly basis of the Common Shares on the TSX and NYSE, respectively:

	Toronto Stock Exchange			NYSE
Period	Volume	High (CDN$)	Low (CDN$)	Volume	High (US$)	Low (US$)
2023
November	1,044,497	16.90	14.76	8,418,899	12.47	10.62
December	1,117,108	17.32	14.57	10,505,704	13.14	10.71
2024
January	1,029,858	16.18	13.88	9,208,448	12.22	10.29
February	970,861	15.99	12.62	11,551,731	11.83	9.31
March	1,057,476	20.65	15.35	10,498,571	15.26	11.28
April	2,300,675	23.00	19.39	14,642,442	16.71	14.1
May	1,747,445	22.14	19.43	12,365,174	16.25	14.26
June	1,115,650	21.65	18.53	6,779,565	15.93	13.52
July	1,164,569	23.48	18.28	9,789,335	16.98	13.32
August	1,552,908	25.82	20.64	11,878,060	18.99	14.67
September	1,441,483	24.42	21.62	7,759,481	18.03	15.91
October	1,946,460	28.39	22.31	11,002,000	20.55	16.32
November	2,005,065	24.55	19.44	13,717,324	17.63	13.80
December 1 to 3	307,257	20.40	19.60	791,731	14.50	13.91

On December 3, 2024, the closing prices of the Common Shares on the TSX and NYSE were CDN$20.11 and US$14.27 per Common Share, respectively.

DIVIDEND POLICY

The Company has not paid any dividends since incorporation. Payment of dividends in the future is dependent upon the earnings and financial condition of the Company and other factors which the directors may deem appropriate at the time.

CONSOLIDATED CAPITALIZATION

As of the date of this Prospectus, there have been no material changes in the share and loan capital of the Company, on a consolidated basis, since September 30, 2024, the date of our most recently filed interim consolidated financial statements for the three and nine months ended September 30, 2024.

DESCRIPTION OF SHARE CAPITAL

Authorized Capital

The Company is authorized to issue an unlimited number of Common Shares without par value and an unlimited number of preferred shares in the capital of the Company, issuable in series. As of the date of this Prospectus, 91,851,707 Common Shares were issued and outstanding and no preferred shares were issued and outstanding.

Common Shares

The holders of the Common Shares are entitled to receive notice of and to attend and vote at all meetings of the shareholders of the Company, and each Common Share confers the right to one vote in person or by proxy at all meetings of the shareholders of the Company. The holders of the Common Shares, subject to the prior rights, if any, of the holders of any other class of shares of the Company, are entitled to receive such dividends in any financial year as the Board may by resolution determine. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Common Shares are entitled to receive, subject to the prior rights, if any, of the holders of any other class of shares of the Company, the remaining property and assets of the Company. The Common Shares carry no pre-emptive or conversion rights.

Preferred Shares

The directors of the Company are authorized to create series of Preferred Shares in such number and having such rights and restrictions with respect to dividends, rights of redemption, conversion or repurchase and voting rights as may be determined by the directors, and such Preferred Shares shall have priority over the Common Shares with respect to the property and assets of the Company in the event of the liquidation, dissolution or winding-up of the Company.

Secured Notes

The Company issued the 2022 Note, for an aggregate principal amount of US$225 million, on March 24, 2022 to Sprott Private Resource Streaming and Royalty (B) Corp. (“Sprott”) and the 2023 Note, for an aggregate principal amount of US$150 million, on June 29, 2023 to Sprott, the principal terms of each of which are described in the AIF under the heading “Description of Share Capital”. With the receipt of the SSD in respect of the KSM Project in July, 2024, the potential EAC Puts that would become exercisable on expiry of the KSM Project EAC would no longer apply and, as a result, the Maturity Date of both of the Secured Notes would not occur later than March 24, 2032. In late November, 2024, two Petitions for judicial review of the SSD on three grounds, including that the SSD was unreasonable. The SSD remains in place until there is a final decision on the Petitions, but there is a chance that the “substantially started” determination process will have to be resumed and a new determination is made that does not grant the KSM Project “substantially started” status. Accordingly, the principal terms of the 2022 Note and the 2023 Note will either be as set forth in the AIF (if “substantially started” status is lost) or will be as follows (if the SSD remains in place, is reaffirmed or reissued):

2022 Note

(a)	Unless redeemed by Sprott at an earlier date under to the terms of the 2022 Note, upon repayment of the principal due under the 2022 Note at maturity Sprott is obligated to use the principal to purchase a 60% gross silver royalty (the “Silver Royalty”) on the KSM Project.

(b)	The 2022 Note matures on the date (the “Maturity Date”) that is the first to occur of:

(i)	commercial production being achieved at the KSM Project; and

(ii)	March 24, 2032.

(c)	Prior to the Maturity Date, the 2022 Note bears interest at 6.5% per annum, payable quarterly in arrears. KSMCo can elect to satisfy interest payments in cash or by having the Issuer issue common shares of equivalent value under the Contingent Right.

(d)	KSMCo has the option to buy back 50% of the Silver Royalty, once purchased by Sprott, on or before 3 years after commercial production has been achieved, for an amount that provides Sprott a minimum guaranteed annualized return.

(e)	If project financing to develop, construct and place the KSM Project into commercial production is not in place by March 24, 2027, Sprott can put the 2022 Note back to KSMCo for US$232.5 million, plus accrued and unpaid interest, with KSMCo able to pay such amount in cash or by having the Issuer issue common shares under the Contingent Right, at KSMCo’s option. This put right expires once such project financing is in place. If Sprott exercises this put right, its right to purchase the Silver Royalty terminates.

(f)	If commercial production is not achieved at the KSM Project prior to March 24, 2032, the Silver Royalty payable to Sprott will increase to a 75% gross silver royalty.

(g)	No amount payable may be paid in common shares of the Issuer if, after the payment, Sprott would own more than 9.9% of the Issuer’s outstanding shares.

(h)	KSMCo’s obligations under the 2022 Note is secured by a charge over all of the assets of KSMCo and a limited recourse guarantee from the Issuer secured by a pledge of the shares of KSMCo.

2023 Note

(a)	When the 2023 Note matures, Sprott will use all of the principal amount repaid on maturity to purchase a 1% NSR on the KSM Project, subject to adjustment of the amount as described below, (the “Sprott NSR”).

(b)	Maturity occurs upon the first to occur of:

(i)	commercial production being achieved at KSM; and

(ii)	March 24, 2032.

(c)	Prior to its maturity, the 2023 Note bears interest at 6.5% per annum, payable quarterly in arrears. However, payment of quarterly interest due on or before June 29, 2025 (the “Deferred Interest”) will be deferred and the Deferred Interest plus interest accrued on it (the “Interest Deferral Amount”) is payable on or before December 29, 2025 in a lump sum in cash or in Seabridge common shares.

(d)	KSMCo can pay the Interest Deferral Amount in the amount of US$21.5M by paying it to Sprott. Instead of paying the Interest Deferral Amount, KSMCo can elect to increase the size of the Sprott NSR to be sold to Sprott on the Maturity Date from a 1% NSR to a 1.2% NSR (the “Royalty Increase Election”).

(e)	The Company can elect to satisfy quarterly interest payments due by paying them in cash or Seabridge common shares. The requirement to make quarterly interest payments expires on the maturity date.

(f)	If commercial production is not achieved at the KSM Project prior to March 24, 2032, the size of the Sprott NSR to be sold to Sprott on the Maturity Date will increase to 1.25% if KSMCo paid the Interest Deferral Amount in cash or shares, or to 1.5% if KSMCo made the Royalty Increase Election (the applicable increase being the “Production Delay Increase”).

(g)	The Company has the option to purchase the Sprott NSR percentage down (after the Sprott NSR is sold to Sprott) to a 0.5% NSR (or to 0.625% if the Production Delay Increase occurred) on or before three years after commercial production has been achieved, for an amount that provides Sprott a minimum guaranteed annualized return.

(h)	If project financing to develop, construct and place KSM into commercial production is not in place by March 24, 2027, Sprott can put the 2023 Note back to the Company for:

(i)	if the Company is obligated to sell Sprott a 1% NSR on the Maturity Date at the time, US$155 million plus accrued and unpaid interest, or

(ii)	if the Company is obligated to sell Sprott a 1.2% or 1.5% NSR on the Maturity Date at the time, US$180 million plus accrued and unpaid interest.

This Sprott put right expires once such project financing is in place. If Sprott exercises this put right, Sprott’s right to purchase the Sprott NSR terminates.

(i)	The Company can elect to satisfy payments due on Sprott’s exercise of its put rights in cash or by delivering common shares.

(j)	No amount payable shall be paid in common shares if, after the payment, Sprott would own more than 9.9% of the Company’s outstanding shares.

(k)	The Company’s obligations under the 2023 Note are secured by a charge over all of the assets of KSMCo and a limited recourse guarantee from the Company secured by a pledge of the shares of KSMCo.

DESCRIPTION OF SECURITIES OFFERED UNDER THIS PROSPECTUS

Common Shares

The Company may offer Common Shares from time to time under this Prospectus, together with any applicable Prospectus Supplement, at prices and on terms to be determined by market conditions at the time of offering. This Prospectus provides you with a general description of the Common Shares the Company may offer. Each time the Company offers Common Shares, the specific amounts, prices and other important terms of the securities will be described in the applicable Prospectus Supplement.

For more information, see “Description of Share Capital – Common Shares”.

Warrants

This section describes the general terms that will apply to any Warrants issued pursuant to this Prospectus. The Company may issue Warrants independently or together with other securities, and Warrants sold with other securities may be attached to or separate from such other securities. Warrants may be issued under one or more warrant indentures or warrant agency agreements between the Company and one or more banks or trust companies acting as warrant agent.

The Company will not offer Warrants pursuant to this Prospectus unless a Prospectus Supplement containing the specific terms of the Warrants so offered is filed with the securities commissions or similar regulatory authorities in each of the provinces of Canada where the Warrants will be offered for sale.

The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those warrants, will be set forth in the applicable Prospectus Supplement. If applicable, the Company will file with the SEC as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a Report of Foreign Private Company on Form 6-K that the Company files with the SEC, any warrant indenture or form of warrant describing the terms and conditions of such Warrants that the Company is offering before the issuance of such Warrants.

The particular terms of each issue of Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

●	the aggregate number of Warrants being offered;

●	the price at which the Warrants will be offered;

●	the date or dates on which the Warrants may be exercised;

●	the number of Common Shares that may be purchased upon the exercise of each Warrant;

●	whether the Warrants will be subject to redemption and, if so, the terms of such redemption provisions;

●	the terms of any provisions allowing or providing for adjustments in (i) the number and/or class of securities issuable upon exercise of the Warrants, (ii) the exercise price of the Warrants and (iii) the term of the Warrants;

●	whether the Company will issue the Warrants as global securities and, if so, the identity of the depositary of the global securities;

●	whether the Warrants will be listed on any exchange;

●	material Canadian federal income tax consequences of purchasing the Warrants; and

●	any other material terms or conditions of the Warrants.

The statements made in this Prospectus relating to any Warrants to be issued under this Prospectus, or the warrant indenture or warrant agreement, if applicable, are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable Warrants and any applicable warrant indenture or warrant agreement. Prospective investors should refer to the terms of specific Warrants being offered, including any applicable warrant indenture or warrant agreement.

The terms and conditions of any Warrants offered under a Prospectus Supplement may differ from the terms described above, and may be subject to or contain any or all of the terms described above.

Units

In addition to issuing Common Shares or Warrants pursuant to this Prospectus, the Company may also issue Units comprised of both Common Shares and Warrants. Each Unit will be issued so that the purchaser of a Unit will have the rights and obligations of a holder of each included security. The unit agreement, if any, pursuant to which Units are issued may provide that the Common Shares and Warrants included in a Unit may not be held or transferred separately, at any time or at any time before a specified date.

The Company will not offer Units pursuant to this Prospectus unless a Prospectus Supplement containing the specific terms of the Units so offered is filed with the securities commissions or similar regulatory authorities in each of the provinces of Canada where the Units will be offered for sale. A Prospectus Supplement in respect of any Units issued under this Prospectus will include the following, where applicable:

●	the aggregate number of Units being offered;

●	the price at which the Units will be offered;

●	the number of Common Shares and Warrants included in each Unit;

●	the terms of the Warrants included in the Units;

●	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the securities comprising the Units;

●	whether and under what circumstances the Common Shares and Warrants included in the Units may be held or transferred separately;

●	whether the Units will be issued in fully registered or global form;

●	material United States and Canadian federal income tax consequences of purchasing the Units; and

●	any other material terms or conditions of the Units.

If applicable, the Company will file with the SEC as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a Report of Foreign Private Issuer on Form 6-K that the Company files with the SEC, any Unit agreement describing the terms and conditions of such Units that the Company is offering before the issuance of such Units.

The statements made in this Prospectus relating to any Units to be issued under this Prospectus, or the applicable unit agreement, are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable Units and the applicable unit agreement. Prospective investors should refer to the terms of specific Units being offered, including the applicable unit agreement.

The terms and conditions of any Units offered under a Prospectus Supplement may differ from the terms described above, and may be subject to or contain any or all of the terms described above.

Subscription Receipts

This section describes the general terms that will apply to any Subscription Receipts issued pursuant to this Prospectus. Subscription Receipts issued under this Prospectus will generally be exchangeable for Common Shares, Warrants or Units, without payment of any additional consideration, upon the occurrence of certain events or the satisfaction of certain conditions. The Company may issue Subscription Receipts independently or together with other securities, and Subscription Receipts sold with other securities may be attached to or separate from such other securities. Subscription Receipts will generally be issued under a subscription receipt agreement between the Company and a trust company acting as escrow agent.

The Company will not offer Subscription Receipts pursuant to this Prospectus unless a Prospectus Supplement containing the specific terms of the Subscription Receipts so offered is filed with the securities commissions or similar regulatory authorities in each of the provinces of Canada where the Subscription Receipts will be offered for sale.

In the United States, the Company will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from Report of Foreign Private Issuer on Form 6-K that the Company files with the SEC, any Subscription Receipt Agreement describing the terms and conditions of subscription receipts the Company is offering before the issuance of such Subscription Receipts.

A Prospectus Supplement in respect of any Subscription Receipts issued under this Prospectus will include the following, where applicable:

●	the aggregate number of Subscription Receipts being offered;

●	the price at which the Subscription Receipts will be offered;

●	the number and class of securities issuable in exchange for the Subscription Receipts;

●	the terms of securities issuable in exchange for the Subscription Receipts;

●	the conditions that must be satisfied before the Subscription Receipts are exchanged for Common Shares or other securities of the Company;

●	the procedures and mechanics for the exchange of the Subscription Receipts into Common Shares or other securities of the Company;

●	material United States and Canadian federal income tax consequences of purchasing the Subscription Receipts; and

●	any other material terms or conditions of the Subscription Receipts.

The statements made in this Prospectus relating to any Subscription Receipts to be issued under this Prospectus, or the applicable subscription receipt agreement, are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable Subscription Receipts and the applicable subscription receipt agreement. Prospective investors should refer to the terms of specific Subscription Receipts being offered, including the applicable subscription receipt agreement.

The terms and conditions of any Subscription Receipts offered under a Prospectus Supplement may differ from the terms described above, and may be subject to or contain any or all of the terms described above.

Debt Securities

This section describes the general terms that will apply to any Debt Securities issued pursuant to this Prospectus. We may issue Debt Securities independently or together with other securities, and Debt Securities sold with other securities may be attached to or separate from such other securities. Debt Securities will generally be issued under one or more trust indentures between the Company and one or more banks or trust companies acting as trustee.

The Company will not offer Debt Securities pursuant to this Prospectus unless a Prospectus Supplement containing the specific terms of the Debt Securities so offered is filed with the securities commissions or similar regulatory authorities in each of the provinces of Canada where the Debt Securities will be offered for sale. A Prospectus Supplement, in respect of any Debt Securities issued under this Prospectus, will include the following, where applicable:

●	the aggregate principal amount of Debt Securities being offered and the offering price;

●	the denomination and currency in which the Debt Securities will be offered;

●	the date or dates on which the Debt Securities will mature and the portion of the outstanding principal payable upon maturity;

●	the rate or rates at which the Debt Securities will bear interest, the date or dates on which such interest will begin to accrue and be payable and the record dates for any such interest;

●	the circumstances that will constitute an “event of default” under the Debt Securities and the consequences of an event of default under the Debt Securities;

●	the terms and conditions upon which the Company may be required to redeem, repay or repurchase the Debt Securities pursuant to any sinking fund or analogous provisions or otherwise;

●	the terms and conditions upon which the Company may be permitted to redeem the Debt Securities, in whole or in part, at its option;

●	the terms, if any, upon which the Debt Securities may be converted into or exchanged for Common Shares or other securities of the Company;

●	whether the Debt Securities will be senior debt or subordinated to other indebtedness of the Company;

●	the terms, if any, upon which the Company may be permitted or restricted from the issuance of additional securities, the incurring of additional indebtedness or subject to other material negative covenants;

●	whether the Company will issue the Debt Securities as global securities and, if so, the identity of the depositary of the global securities;

●	whether the Debt Securities will be listed on any exchange;

●	material United States and Canadian federal income tax consequences of purchasing the Debt Securities; and

●	any other material terms or conditions of the Debt Securities.

The statements made in this Prospectus relating to any Debt Securities to be issued under this Prospectus or the applicable trust indenture are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable Debt Securities and any applicable trust indenture. Prospective investors should refer to the terms of specific Debt Securities being offered, including the applicable trust indenture.

“Novel” Securities

The Company will not offer any Securities under this Prospectus which constitute “novel” securities as defined under NI 44-102.

A Prospectus Supplement may also add, update or change information contained in this Prospectus or in documents the Company has incorporated by reference. However, no Prospectus Supplement will offer a security that is not described in this Prospectus.

PLAN OF DISTRIBUTION

The Company may sell the Securities to or through underwriters or dealers, and also may sell Securities to one or more other purchasers directly or through agents. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters or agents, the purchase price or prices of the Securities and the proceeds to the Company from the sale of the Securities. Only those underwriters, dealers or agents named in a Prospectus Supplement will be the underwriters, dealers or agents in connection with the Securities offered thereby.

The Securities may be sold, from time to time, in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions deemed to be “at the market distributions” as defined in NI 44-102, including sales made directly on the TSX, the NYSE or other existing markets for the Securities. Additionally, this Prospectus and any Prospectus Supplement may also cover the initial resale of the Securities purchased pursuant thereto.

The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities to which a Prospectus Supplement pertains, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Company.

No underwriter or dealer involved in an “at-the-market distribution” under this Prospectus, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer will over-allot securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the securities.

In connection with any offering of Securities, except for an “at-the-market distribution” under this Prospectus or as set out in a Prospectus Supplement relating to a particular offering of Securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

In connection with the sale of Securities, underwriters may receive compensation from the Company or from purchasers of the Securities from whom they may act as agents in the form of discounts, concessions or commissions. Any such commissions may be paid out of the Company’s general funds. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under applicable securities legislation.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Those underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business. In connection with any underwritten offering of Securities, except as otherwise set out in a Prospectus Supplement relating to a particular offering of Securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement will describe certain Canadian federal income tax consequences to investors of acquiring, holding and disposing of Securities.

The applicable Prospectus Supplement will also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of Securities by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code), if applicable.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The Company’s auditors are KPMG LLP, Chartered Professional Accountants, of Suite 4600, 333 Bay Street, Toronto, Ontario, Canada. KPMG LLP has reported that it is independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation and are independent accountants under all relevant US professional and regulatory standards.

The registrar and transfer agent for the Common Shares is Computershare Investor Services Inc. at its principal office at 100 University Ave., 9th Floor, Toronto, Ontario, Canada, M5J 2Y1 and co-transfer points at 510 Burrard Street, Vancouver, British Columbia, Canada V6C 3B9 and Computershare Trust Company, N.A., at 350 Indiana Street, Suite 800, Golden, Colorado, USA 80401.

LEGAL MATTERS

Unless otherwise specified in an applicable Prospectus Supplement, certain legal matters in connection with the Securities offered hereby will be passed upon on behalf of the Company by DuMoulin Black LLP, with respect to Canadian legal matters, and by Carter Ledyard & Millburn LLP with respect to United States legal matters.

BANKRUPTCIES, PENALTIES OR SANCTIONS

Except as disclosed below, none of the Company’s directors, executive officers nor any shareholder holding a sufficient number of securities to affect materially the control of the Company:

(a)	is, as at the date of this Prospectus, or has been within the 10 years before the date of this Prospectus, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

(b)	has, within the 10 years before the date of this Prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder;

(c)	has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(d)	has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Gedex Systems Inc. (“Gedex”), a Canadian private company of which Rudi P. Fronk and Eliseo Gonzalez-Urien were non-executive chairman and a director, respectively, was subject to an application made by FCMI Parent Co. to commence proceedings under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) in respect of Gedex, among others, pursuant to an Initial Order of the Ontario Superior Court of Justice (Commercial List) (the “Court”) dated August 12, 2019. The Court subsequently granted a CCAA Termination Order on December 5, 2019 pursuant to which the Court approved the termination of the CCAA proceedings effective at the date and time on which Zeifman Partners Inc, as monitor (the “Monitor”) filed a Discharge Certificate with the Court. On December 23, 2019, the Monitor filed the Discharge Certificate with the Court.

Nautilus Minerals Inc. (“Nautilus”), a Canadian reporting issuer of which Jay Layman was a non-executive director, filed for and was granted creditor protection under the CCAA. Mr. Layman and the other independent directors of Nautilus resigned on March 29, 2019 prior to Nautilus being delisted from the TSX on April 3, 2019. By order made August 13, 2019, the Supreme Court of British Columbia sanctioned and approved a plan of compromise, arrangement and reorganization dated July 23, 2019 pursuant to which Deep Sea Mining Finance Ltd., as buyer, acquired certain assets from Nautilus.

INTEREST OF EXPERTS

Please refer to the disclosure under the heading “Interests of Experts” in the AIF which the Company confirms is correct as at the date of this Prospectus.

ADDITIONAL INFORMATION

Seabridge has filed with the SEC a registration statement on Form F-10 relating to the Securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information.

Seabridge is subject to the information requirements of the U.S. Exchange Act and applicable Canadian securities legislation, and in accordance therewith files reports and other information with the SEC and with the securities regulators in Canada. Under a multi-jurisdictional disclosure system adopted by the United States and Canada, documents and other information that the Company files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Company is not required to publish financial statements as promptly as U.S. companies.

You may read and download some of the documents the Company has filed with the SEC’s EDGAR system at www.sec.gov/edgar. You may read and download any public document that the Company has filed with the Canadian securities regulatory authorities at www.sedarplus.ca.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part: (i) the documents referred to under the heading “Documents Incorporated by Reference”; (ii) the consent of KPMG LLP; (iii) the consents of the geologists, engineers and other experts named herein; (iv) the consent of DuMoulin Black LLP; and (v) the powers of attorney from certain directors and officers of Seabridge.

ENFORCEABILITY OF CIVIL LIABILITIES

Seabridge is a company organized and existing under the Canada Business Corporations Act and its principal place of business is in Canada. Many of the Company’s directors and officers, and some of the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of the Company’s assets, are located outside the United States. Seabridge has appointed an agent for service of process in the United States, but it may be difficult for holders of Common Shares who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Common Shares who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Company’s civil liability and the civil liability of the Company’s directors, officers and experts under the United States federal securities laws or the securities or “blue sky” laws of any state within the United States. The Company’s Canadian counsel, DuMoulin Black LLP, advised the Company that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. However, DuMoulin Black LLP also advised the Company that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

Seabridge has filed with the SEC, concurrently with the filing of the registration statement of which this Prospectus forms a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, Seabridge has appointed Corporation Service Company, New York, New York as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC or any civil suit or action brought against or involving the Company in a United States federal court or state court arising out of or related to or concerning the offering of the securities under this Prospectus and any Prospectus Supplement.

ENFORCEMENT OF JUDGMENTS AGAINST FOREIGN PERSONS OR COMPANIES

Certain of the Company’s directors reside outside of Canada, being Rudi P. Fronk, Tracey Jane Arlaud, Eliseo Gonzalez-Urien, Jay Layman and Melanie Miller. Each of such directors has appointed Seabridge, 400 - 106 Front Street East, Toronto, Ontario, M5A 1E1 as their agent for service of process.

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction, or resides outside of Canada, even if the party has appointed an agent for service of process.

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Unless provided otherwise in a Prospectus Supplement, the following is a description of a purchaser’s statutory rights. Securities legislation in certain of the provinces and territories of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may only be exercised within two business days after receipt or deemed receipt of a prospectus, the accompanying prospectus supplement relating to securities purchased by a purchaser and any amendment thereto.

Original purchasers of Units, Warrants (if offered separately), Debt Securities and Subscription Receipts, other than original purchasers who acquire Units, Warrants, Subscription Receipts or Debt Securities in the United States, will have a contractual right of rescission against the Company in respect of the conversion, exchange or exercise of such Unit, Warrant, Debt Security and Subscription Receipt, as the case may be. The contractual right of rescission will entitle such original purchasers to receive, in addition to the amount paid on original purchase of the Unit, Warrant, Subscription Receipt or Debt Security, as the case may be, the amount paid upon conversion, exchange or exercise upon surrender of the underlying securities gained thereby, in the event that this Prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this Prospectus; and (ii) the right of rescission is exercised within 180 days of the date of purchase of the convertible, exchangeable or exercisable security under this Prospectus. This contractual right of rescission will be consistent with the statutory right of rescission described under section 130 of the Securities Act (Ontario), and is in addition to any other right or remedy available to original purchasers under section 130 of the Securities Act (Ontario) or otherwise at law.

In several of the provinces and territories, the securities legislation further provides a purchaser with remedies for rescission, revisions of the price or damages if the prospectus, the accompanying prospectus supplement relating to securities purchased by a purchaser and any amendment thereto contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revision of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for the particulars of these rights or consult with a legal adviser.

In an offering of Warrants, Subscription Receipts or Debt Securities (or Units comprised partly thereof), investors are cautioned that the statutory right of action for damages for a misrepresentation contained in the Prospectus is limited, in certain provincial and territorial securities legislation, to the price at which Warrants, Subscription Receipts or Debt Securities (or Units comprised partly thereof) are offered to the public under the prospectus offering. This means that, under the securities legislation of certain provinces and territories, if the purchaser pays additional amounts upon the conversion, exchange or exercise of the security, those amounts may not be recoverable under the statutory right of action for damages that applies in those provinces and territories. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for the particulars of this right of action for damages or consult with a legal advisor.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Section 124 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44 (the “CBCA”) provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may not indemnify an individual unless the individual (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The indemnification may be made in connection with an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described above, only with court approval and provided the individual fulfills the conditions set out in clauses (a) and (b) above. The aforementioned individuals are entitled to indemnification from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual described above ought to have done and provided the individual fulfills the conditions set out in clauses (a) and (b) above. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding described above; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out in clauses (a) and (b) above.

Section 6.03 of the Amended By-law Number 1 (including all amendments as of December 5, 2007, the “By-laws”) of the Registrant, provides that subject to Section 124 of the CBCA, the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal, administrative, investigative or proceeding in which the individual is involved because of that association with the Registrant or other entity, if (a) he acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. Section 6.03 of the By-laws further provides that the Registrant shall also indemnify such persons in such other circumstances as the CBCA permits or requires and that nothing contained in the By-laws shall limit the discretion of the Registrant to indemnify, or limit the right of any person entitled to indemnity to claim indemnity, apart from the provisions of Section 6.03.

The Registrant maintains a policy of directors’ and officers’ liability insurance which insures its directors and officers for certain losses as a result of claims against them in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws and the CBCA.

Underwriting agreements in respect of offerings of securities under this registration statement may contain provisions by which the underwriters agree to indemnify the Registrant, each of the directors and officers of the Registrant and each person who controls the Registrant within the meaning of the Securities Act with respect to information furnished by the underwriters for use in the registration statement.

Insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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EXHIBITS TO FORM F-10

The exhibits to this Registration Statement on Form F-10 are listed in the Exhibit Index, which appears elsewhere herein.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Annual Information Form of the Registrant for the year ended December 31, 2023 (incorporated by reference to Exhibit 99.1 from the Registrant’s Report on Form 40-F, furnished to the Commission on March 29, 2024).

4.2	Audited financial statements of the Registrant for the year ended December 31, 2023 (incorporated by reference to Exhibit 99.2 from the Registrant’s Report on Form 40-F, furnished to the Commission on March 29, 2024).

4.3	Management’s Discussion and Analysis for the year ended December 31, 2023 (incorporated by reference to Exhibit 99.3 from the Registrant’s Report on Form 40-F, furnished to the Commission on March 29, 2024).

4.4	Unaudited interim condensed consolidated financial statements of the Registrant as at and for the three- and nine-month periods ended September 30, 2024, together with the related notes thereto (incorporated by reference to Exhibit 99.1 from the Registrant’s Report on Form 6-K, furnished to the Commission on November 14, 2024).

4.5	Management’s discussion and analysis of financial condition and results of operations of the Registrant for the three-and nine-month periods ended September 30, 2024 (incorporated by reference to Exhibit 99.2 from the Registrant’s Report on Form 6-K, furnished to the Commission on November 14, 2024).

4.6	The management information circular of the Company dated May 13, 2024 prepared in connection with the Company’s annual meeting of shareholders held on June 27, 2024 (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K furnished to the Commission May 29, 2024)

4.7	The material change report dated July 29, 2024 in respect of Seabridge’s wholly owned subsidiary, KSM Mining ULC receiving a “substantially started” designation from the BC Government for its 100% owned KSM Project (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission July 29, 2024)

5.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

5.2*	Consent of Tetra Tech, under the direction of Hassan Ghaffari P.Eng (surface infrastructure, capital estimate and financial analysis)

5.3*	Consent of Tetra Tech, under the direction of John Huang P.Eng. (metallurgical testing review, permanent water treatment, mineral process design and operating cost estimation for process, general and administrative (“G&A”) and site services, and overall report preparation)

5.4*	Consent of Wood Canada Limited, under the direction of Henry Kim P.Geo. (Mineral Resources)

5.5*	Consent of Moose Mountain Technical Services under the direction of Jim Gray P.Eng. (open pit Mineral Reserves, open pit mining operations, mine capital and mine operating costs, MTT and rail ore conveyance design, tunnel capital costs)

5.6*	Consent of W.N. Brazier Associates Inc. under the direction of W.N. Brazier P.Eng. (Electrical power supply, energy recovery plants)

5.7*	Consent of ERM (Environmental Resources Management) under the direction of Rolf Schmitt P.Geo. (environment and permitting)

5.8*	Consent of Klohn Crippen Berger Ltd. under the direction of David Willms P.Eng. (design of surface water diversions, diversion tunnels, tailings management facility, water storage dam and RSF and tunnel geotechnical).

5.9*	Consent of BGC Engineering Inc. under the direction of Derek Kinakin P.Geo., P.L.Eng., P.G. (rock mechanics, geohazards and mining pit slopes)

5.10*	Consent of WSP Golder, under the direction of Ross Hammett P.Eng. (block cave mining).

5.11*	Consent of DuMoulin Black LLP

6.1	Power of Attorney (included in Part III of this Registration Statement).

107	Calculation of Registration Fee

*	To be filed by amendment

II-2

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in such securities.

Item 2. Consent to Service of Process.

Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Country of Canada, on this 4th day of December, 2024.

SEABRIDGE GOLD INC.

By:	/s/ Rudi P. Fronk
	Name:	Rudi P. Fronk
	Title:	Chairman and Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each officer or director of Seabridge Gold Inc. whose signature appears below constitutes and appoints Rudi P. Fronk and Christopher Reynolds, and each of them, with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post effective amendments, and supplements to this Registration Statement on Form F-10, and registration statements filed pursuant to Rule 429 under the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by or on behalf of the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rudi P. Fronk	Chairman and Chief Executive Officer	December 4, 2024
Rudi P. Fronk	(Principal Executive Officer)

/s/ Christopher Reynolds	Chief Financial Officer	December 4, 2024
Christopher Reynolds	(Principal Financial Officer and Principal Accounting Officer)

/s/ Jay S. Layman	Director	December 4, 2024
Jay S. Layman

/s/ Trace J. Arlaud	Director	December 4, 2024
Trace J. Arlaud

/s/ Eliseo Gonzalez-Urien	Director	December 4, 2024
Eliseo Gonzalez-Urien

/s/ Matthew Coon Come	Director	December 4, 2024
Matthew Coon Come

/s/ Clement A. Pelletier	Director	December 4, 2024
Clement A. Pelletier

/s/ John W. Sabine	Director	December 4, 2024
John W. Sabine

/s/ Gary A. Sugar	Director	December 4, 2024
Gary A. Sugar

/s/ Melanie R. Miller	Director	December 4, 2024
Melanie R. Miller

/s/ Carol T. Willson	Director	December 4, 2024
Carol T. Willson
/s/ Julie L. Robertson	Director	December 4, 2024
Julie L. Robertson

III-2

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, in the City of Denver, in the State of Colorado, on this 4th day of December, 2024.

Seabridge Gold Corporation
(Authorized Representative)

By:	/s/ Rudi P. Fronk
	Name:	Rudi P. Fronk
	Title:	President and Chief Executive Officer

III-3

EXHIBIT INDEX

Exhibit No.	Description
4.1	Annual Information Form of the Registrant for the year ended December 31, 2023 (incorporated by reference to Exhibit 99.1 from the Registrant’s Report on Form 40-F, furnished to the Commission on March 29, 2024).

4.2	Audited financial statements of the Registrant for the year ended December 31, 2023 (incorporated by reference to Exhibit 99.2 from the Registrant’s Report on Form 40-F, furnished to the Commission on March 29, 2024).

4.3	Management’s Discussion and Analysis for the year ended December 31, 2023 (incorporated by reference to Exhibit 99.3 from the Registrant’s Report on Form 40-F, furnished to the Commission on March 29, 2024).

4.4	Unaudited interim condensed consolidated financial statements of the Registrant as at and for the three- and nine-month periods ended September 30, 2024, together with the related notes thereto (incorporated by reference to Exhibit 99.1 from the Registrant’s Report on Form 6-K, furnished to the Commission on November 14, 2024).

4.5	Management’s discussion and analysis of financial condition and results of operations of the Registrant for the three-and nine-month periods ended September 30, 2024 (incorporated by reference to Exhibit 99.2 from the Registrant’s Report on Form 6-K, furnished to the Commission on November 14, 2024).

4.6	The management information circular of the Company dated May 13, 2024 prepared in connection with the Company’s annual meeting of shareholders held on June 27, 2024 (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K furnished to the Commission May 29, 2024)

4.7	The material change report dated July 29, 2024 in respect of Seabridge’s wholly owned subsidiary, KSM Mining ULC receiving a “substantially started” designation from the BC Government for its 100% owned KSM Project (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission July 29, 2024)

5.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

5.2*	Consent of Tetra Tech, under the direction of Hassan Ghaffari P.Eng (surface infrastructure, capital estimate and financial analysis)

5.3*	Consent of Tetra Tech, under the direction of John Huang P.Eng. (metallurgical testing review, permanent water treatment, mineral process design and operating cost estimation for process, general and administrative (“G&A”) and site services, and overall report preparation)

5.4*	Consent of Wood Canada Limited, under the direction of Henry Kim P.Geo. (Mineral Resources)

5.5*	Consent of Moose Mountain Technical Services under the direction of Jim Gray P.Eng. (open pit Mineral Reserves, open pit mining operations, mine capital and mine operating costs, MTT and rail ore conveyance design, tunnel capital costs)

5.6*	Consent of W.N. Brazier Associates Inc. under the direction of W.N. Brazier P.Eng. (Electrical power supply, energy recovery plants)

5.7*	Consent of ERM (Environmental Resources Management) under the direction of Rolf Schmitt P.Geo. (environment and permitting)

5.8*	Consent of Klohn Crippen Berger Ltd. under the direction of David Willms P.Eng. (design of surface water diversions, diversion tunnels, tailings management facility, water storage dam and RSF and tunnel geotechnical).

5.9*	Consent of BGC Engineering Inc. under the direction of Derek Kinakin P.Geo., P.L.Eng., P.G. (rock mechanics, geohazards and mining pit slopes)

5.10*	Consent of WSP Golder, under the direction of Ross Hammett P.Eng. (block cave mining).

5.11*	Consent of DuMoulin Black LLP

6.1	Power of Attorney (included in Part III of this Registration Statement).

107	Calculation of Registration Fee

*	To be filed by amendment

III-4